For Immediate Release

Bell Canada announces offering of MTN Debentures

MONTRÉAL, June 23, 2009 – Bell Canada today announced the public offering of Cdn $1 billion of medium term debentures (MTN Debentures). The $1 billion 4.85% MTN Debentures, Series M-20, will be dated June 29, 2009, will mature June 30, 2014 and will be issued at a price of Cdn $99.842 for a yield to the investor of 4.886% compounded semi-annually. The MTN Debentures will be fully and unconditionally guaranteed by Bell Canada’s parent, BCE Inc. A prospectus supplement to the short form base shelf prospectus dated June 13, 2007, will be filed with the various securities regulatory authorities in all the provinces of Canada.

The net proceeds of this offering will be used by Bell Canada to pre-fund debt repayments, including the intended redemption, following closing of this offering, of Bell Canada’s outstanding $600 million principal amount of 5.5% Series M-16 Debentures, due August 12, 2010, and for general corporate purposes, including increasing our working capital and, pending any such use, investing in bank deposits and short-term marketable securities.

This news release does not constitute an offer to sell or the solicitation of an offer to buy any securities within the United States, and there shall be no offer, solicitation or sale of securities of Bell Canada in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful. The securities mentioned in this release have not been and will not be registered under the U.S. Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of such Act.

Caution Concerning Forward-Looking Statements
This news release contains forward-looking statements relating to Bell Canada’s intention to redeem its Series M-16 Debentures and other statements that are not historical facts. Such forward-looking statements are subject to important risks, uncertainties and assumptions, including Bell Canada’s ability to complete the sale of the Series M-20 Debentures, and accordingly the results or events predicted in these forward-looking statements may differ materially from actual results or events. The timing and completion of the proposed sale of the Series M-20 Debentures is subject to customary closing conditions and other risks and uncertainties. As a result, we cannot guarantee that any forward-looking statement will materialize. The forward-looking statements contained in this news release are made as of the date of this news release and, accordingly, are subject to change after such date. Except as may be required by Canadian securities laws, we do not undertake any obligation to update or revise any forward-looking statement contained in this news release whether as a result of new information, future events or otherwise.

About Bell
Bell is Canada’s largest communications company, providing consumers and business with solutions to all their communications needs, including Bell Mobility and Solo Mobile wireless, high-speed Bell Internet, Bell TV direct-to-home satellite television, Bell Home phone local and long distance, and IP-broadband and information and communications technology (ICT) services. Bell is proud to be a Premier National Partner and the exclusive Telecommunications Partner to the Vancouver 2010 Olympic and Paralympic Winter Games. Bell is wholly owned by BCE Inc. (TSX, NYSE: BCE). For information on Bell’s products and services, please visit www.bell.ca. For corporate information on BCE, please visit www.bce.ca.

Media inquiries:
Jacques Bouchard
Bell Media Relations
514-391-2007
1-877-391-2007
jacques.bouchard1@bell.ca

Investor inquiries:
Thane Fotopoulos
BCE Investor Relations
514-870-4619
thane.fotopoulos@bell.ca